FOR IMMEDIATE RELEASE

BOSTON SCIENTIFIC ANNOUNCES RESULTS FOR
FOURTH QUARTER AND FULL YEAR 2017

Marlborough, Mass. (February 1, 2018) -- Boston Scientific Corporation (NYSE: BSX) generated sales of $2.408 billion during the fourth quarter ended December 31, 2017. This represents growth of 9.9 percent on a reported basis and 8.1 percent on an operational basis (excludes the impact of changes in foreign currency exchange rates), all compared to the prior year period. The company reported a GAAP loss of $615 million or ($0.45) per share, primarily related to its estimate1 of a one-time net income tax charge resulting from the enactment of the Tax Cuts and Jobs Act (TCJA), compared to GAAP earnings of $124 million or $0.09 per share a year ago, and achieved adjusted earnings per share of $0.34 for the period, compared to $0.30 a year ago.

For the year ended December 31, 2017, the company achieved full year sales of $9.048 billion, representing 7.9 percent revenue growth on a reported basis and 7.8 percent on an operational basis. The company reported GAAP earnings of $0.08 per share, compared to $0.25 in the prior year period and delivered full year adjusted earnings per share of $1.26, compared to $1.11 in 2016.

“Our team delivered excellent fourth quarter and full year results, fueled by the strength of our diversified portfolio and global commercial execution,” said Mike Mahoney, chairman and chief executive officer, Boston Scientific. “We look forward to building on our momentum and continuing to make a meaningful difference for patients in 2018.”

Fourth quarter financial results and recent developments:

•
Reported fourth quarter sales of $2.408 billion, compared to the company's guidance range of $2.345 to $2.375 billion, representing an increase of 9.9 percent on a reported basis and 8.1 percent on an operational basis, all compared to the prior year period.

•
Grew organic revenue 6.8 percent in the fourth quarter over the prior year period. Organic revenue growth excludes the impact of changes in foreign currency exchange rates and sales from the acquisitions of EndoChoice Holdings, Inc. (EndoChoice) and Symetis SA (Symetis).

•
Reported a fourth quarter GAAP loss of ($0.45) per share, which includes an estimated one-time net income tax charge of $861 million, compared to the company’s guidance range of $0.19 to $0.23 per share. The estimated net income tax charge of $861 million primarily relates to the deemed repatriation of unremitted earnings of foreign subsidiaries, partially offset by the benefit related to the re-measurement of the company’s deferred taxes arising from a lower U.S. corporate tax rate. Achieved adjusted earnings per share of $0.34, compared to the guidance range of $0.32 to $0.35 per share.

•	Delivered fourth quarter revenue growth in all segments, compared to the prior year period:

◦	MedSurg: 14.2 percent reported, 12.8 percent operational and 11.2 percent organic

◦	Cardiovascular: 8.7 percent reported, 6.8 percent operational and 4.9 percent organic

◦	Rhythm Management: 5.4 percent reported, 3.2 percent operational and organic

•	Delivered fourth quarter revenue growth in all regions, compared to the prior year period:

◦	U.S.: 8.5 percent reported and operational, and 7.5 percent organic

◦	Europe: 17.1 percent reported, 8.0 percent operational and 4.4 percent organic

◦	AMEA (Asia-Pacific, Middle East and Africa): 7.7 percent reported and operational, and 7.6 percent organic

◦	Emerging Markets[2]: 15.4 percent reported, 13.1 percent operational and 12.9 percent organic

•
Announced 5-year outcomes data from the PREVAIL study at Transcatheter Cardiovascular Therapeutics (TCT) showing the WATCHMAN™ Left Atrial Appendage Closure (LAAC) Device provides stroke prevention for non-valvular atrial fibrillation patients comparable to warfarin, with additional decreases in major bleeding events and mortality.

•
The American Heart Association (AHA), the American College of Cardiology (ACC) and the Heart Rhythm Society (HRS) updated guidelines and issued a formal recommendation for use of subcutaneous implantable cardioverter-defibrillators (S-ICD) for the treatment of patients with ventricular arrhythmias and the prevention of sudden cardiac death.[3]

•
Achieved important clinical milestones with the ACURATE™ neo Aortic Valve platform[4]:  completed patient enrollment of the ACURATE neo2™[5] CE Mark study, designed to support CE Mark submission in the second half of 2018; and saw the MORENA study published in the Journal of the American College of Cardiology (JACC) Cardiovascular Interventions, which demonstrated comparable safety and performance outcomes of the ACURATE neo valve system with the market leading transcatheter valve system. The MORENA study also highlighted key strengths of the ACURATE neo device, including very low permanent pacemaker rates.

•
Received Food and Drug Administration (FDA) approval of the Vercise™ Deep Brain Stimulation (DBS) System to treat the symptoms of Parkinson’s disease. The features of the rechargeable system combine to offer more adaptable delivery of stimulation intended to address common challenges in DBS therapy, such as fluctuations in symptoms and the progressive nature of the condition.

•
Presented results of the WHISPER randomized controlled trial at the 2018 Annual Meeting of the North American Neuromodulation Society (NANS) demonstrating that patients who are given the choice to use both sub-perception and paresthesia-based spinal cord stimulation (SCS) therapy achieve superior outcomes in comparison to patients who have only one SCS therapeutic option.

•	Received FDA approval of the Spectra WaveWriter™ Spinal Cord Stimulator System, the first and only system approved by the FDA to simultaneously provide paresthesia-based and sub-perception therapy.

•
Closed an investment for total consideration of $90 million and entered into an acquisition option agreement with Millipede, Inc., a privately-held company that has developed the IRIS Transcatheter Annuloplasty Ring System for the treatment of severe mitral regurgitation.

1. Preliminary as of January 29, 2018. GAAP net income and net income per share include the estimated impact of the TCJA enacted in December 2017. The final impact of the TCJA may differ from these estimates due to, among other things, additional guidance that may be issued by the U.S. Department of the Treasury, changes in interpretations and assumptions made by the company, and actions that the company may take.
2. We define Emerging Markets as including certain countries that we believe have strong growth potential based on their economic conditions, healthcare sectors, and our global capabilities. Currently, we include 20 countries in our definition of Emerging Markets.
3. Al-Khatib SM, Stevenson WG, Ackerman MJ, Bryant WJ, Callans DJ, Curtis AB, Deal BJ, Dickfeld T, Field ME, Fonarow GC, Gillis AM, Hlatky MA, Granger CB, Hammill SC, Joglar JA, Kay GN, Matlock DD, Myerburg RJ, Page RL, 2017 AHA/ACC/HRS Guideline for Management of Patients With Ventricular Arrhythmias and the Prevention of Sudden Cardiac Death, Heart Rhythm (2017), doi: 10.1016/j.hrthm.2017.10.036.
4. CE Marked. The ACURATE neo valve system is not available for use or sale in the U.S.
5. Under development. Not available for sale.

Net sales for the fourth quarter:

	Three Months Ended		Change
	December 31,		As Reported	Less: Impact of Foreign Currency	Operational Basis
(in millions)	2017	2016

Interventional Cardiology	$636	$585	8.8%	1.9%	6.9%	*
Peripheral Interventions	277	255	8.4%	1.7%	6.7%
Cardiovascular	913	840	8.7%	1.9%	6.8%
Cardiac Rhythm Management	488	473	3.3%	2.1%	1.2%
Electrophysiology	77	63	20.7%	3.0%	17.7%
Rhythm Management	565	536	5.4%	2.2%	3.2%
Endoscopy	436	380	14.8%	1.7%	13.1%	*
Urology and Pelvic Health	308	274	12.7%	1.4%	11.3%
Neuromodulation	186	161	15.5%	0.9%	14.6%
MedSurg	931	815	14.2%	1.4%	12.8%

Net Sales	$2,408	$2,191	9.9%	1.8%	8.1%

*Interventional Cardiology grew 4.1% on an organic basis and Endoscopy grew 9.6% on an organic basis.

Amounts may not add due to rounding. Growth rates are based on non-rounded amounts and may not recalculate precisely.

Sales growth rates that exclude the impact of changes in foreign currency exchange rates and/or the impact of recent acquisitions with significant sales are not prepared in accordance with U.S. GAAP.

Net sales for the full year:

	Twelve Months Ended		Change
	December 31,		As Reported	Less: Impact of Foreign Currency	Operational Basis
(in millions)	2017	2016

Interventional Cardiology	$2,419	$2,281	6.1%	0.0%	6.1%	*
Peripheral Interventions	1,081	1,011	6.8%	0.2%	6.6%
Cardiovascular	3,500	3,292	6.3%	0.0%	6.3%
Cardiac Rhythm Management	1,895	1,850	2.5%	0.2%	2.3%
Electrophysiology	278	243	14.5%	0.1%	14.4%
Rhythm Management	2,173	2,093	3.9%	0.2%	3.7%
Endoscopy	1,619	1,440	12.4%	0.1%	12.3%	*
Urology and Pelvic Health	1,124	1,005	11.8%	0.2%	11.6%
Neuromodulation	635	556	14.2%	0.1%	14.1%
MedSurg	3,377	3,001	12.5%	0.1%	12.4%

Net Sales	$9,048	$8,386	7.9%	0.1%	7.8%

*Interventional Cardiology grew 4.4% on an organic basis and Endoscopy grew 7.8% on an organic basis.

Amounts may not add due to rounding. Growth rates are based on non-rounded amounts and may not recalculate precisely.

Sales growth rates that exclude the impact of changes in foreign currency exchange rates and/or the impact of recent acquisitions with significant sales are not prepared in accordance with U.S. GAAP.

Guidance for Full Year and First Quarter 2018

The company estimates revenue for the full year 2018 to be in a range of $9.650 to $9.800 billion, which versus the prior year period represents a growth range of approximately 7 to 8 percent on a reported basis and a growth range of approximately 5 to 6 percent on an organic basis excluding the impact of changes in foreign currency exchange rates and contribution of approximately 30 basis points from Symetis. The company estimates income on a GAAP basis in a range of $0.93 to $0.98 per share and adjusted earnings, excluding amortization expense, acquisition-related, and restructuring- and restructuring-related net credits (charges) in a range of $1.35 to $1.39 per share.

The company estimates sales for the first quarter of 2018 in a range of $2.320 to $2.350 billion, which versus the prior year period represents a growth range of approximately 7 to 9 percent on a reported basis and a growth range of approximately 4 to 5 percent on an organic basis excluding the impact of changes in foreign currency exchange rates and contribution of approximately 80 basis points from Symetis. The company estimates earnings on a GAAP basis in a range of $0.19 to $0.22 per share and adjusted earnings, excluding amortization expense, acquisition-related, and restructuring- and restructuring-related net credits (charges) in a range of $0.30 to $0.32 per share.

Conference Call Information

Boston Scientific management will be discussing these results with analysts on a conference call today at 7:30 a.m. (ET). The company will webcast the call to interested parties through its website: www.bostonscientific.com. Please see the website for details on how to access the webcast. The webcast will be available for approximately one year on the Boston Scientific website.

About Boston Scientific
Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world.  As a global medical technology leader for more than 35 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare. For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by words like "anticipate," "expect," "project," "believe," "plan," "estimate," "intend," "aiming" and similar words. These forward-looking statements are based on our beliefs, assumptions and estimates using information available to us at the time and are not intended to be guarantees of future events or performance.  These forward-looking statements include, among other things, statements regarding our expected net sales, GAAP, operational and organic revenue growth rates, GAAP earnings and adjusted earnings for the first quarter and full year 2018, our financial performance, our business plans and our positioning for revenue and earnings growth. If our underlying assumptions turn out to be incorrect, or if certain risks or uncertainties materialize, actual results could vary materially from the expectations and projections expressed or implied by our forward-looking statements. These risks and uncertainties, in some cases, have affected and in the future could affect our ability to implement our business strategy and may cause actual results to differ materially from those contemplated by the statements expressed in this press release. As a result, readers are cautioned not to place undue reliance on any of our forward-looking statements.

Risks and uncertainties that may cause such differences include, among other things: future economic, political, competitive, reimbursement and regulatory conditions, new product introductions and the market acceptance of those products, markets for our products, expected pricing environment, expected procedural volumes, the closing and integration of acquisitions, clinical trial results, demographic trends, intellectual property rights, litigation, financial market conditions, the execution and effect of our restructuring program, the execution and effect of our business strategy, including our cost-savings and growth initiatives and future business decisions made by us and our competitors. Additionally, the final impact of the TCJA may differ from our estimates due to, among other things, additional guidance that may be issued by the U.S. Department of the Treasury, changes in interpretations and assumptions made by the company, and actions that the company may take. New risks and uncertainties may arise from time to time and are difficult to predict. All of these factors are difficult or impossible to predict accurately and many of them are beyond our control.  For a further list and description of these and other important risks and uncertainties that may affect our future operations, see Part I, Item IA - Risk Factors in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, which we may update in Part II, Item 1A - Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file hereafter. We disclaim any intention or obligation to publicly update or revise any forward-looking statement to reflect any change in our expectations or in events, conditions, or circumstances on which those expectations may be based, or that may affect the likelihood that actual results will differ from those contained in the forward-looking statements. This cautionary statement is applicable to all forward-looking statements contained in this press release.

Note: Amounts reported in millions within this press release are computed based on the amounts in thousands. As a result, the sum of the components reported in millions may not equal the total amount reported in millions due to rounding. Certain columns and rows within tables may not add due to the use of rounded numbers. Percentages presented are calculated from the underlying numbers in dollars. Prior year balances were subject to rounding.

Use of Non-GAAP Financial Information
A reconciliation of the company's non-GAAP financial measures to the corresponding GAAP measures, and an explanation of the company's use of these non-GAAP financial measures, is included in the exhibits attached to this press release.

CONTACT:
Media:	Kate Haranis	Investors:	Susie Lisa, CFA
	508-683-6585 (office)		508-683-5565 (office)
	Media Relations		Investor Relations
	Boston Scientific Corporation		Boston Scientific Corporation
	kate.haranis@bsci.com		BSXInvestorRelations@bsci.com

BOSTON SCIENTIFIC CORPORATION
CONDENSED CONSOLIDATED GAAP RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
in millions, except per share data	2017	2016	2017	2016

Net sales	$2,408	$2,191	$9,048	$8,386
Cost of products sold	673	619	2,593	2,424
Gross profit	1,735	1,572	6,455	5,962

Operating expenses:
Selling, general and administrative expenses	886	831	3,294	3,099
Research and development expenses	264	256	997	920
Royalty expense	18	20	68	79
Amortization expense	142	138	565	545
Intangible asset impairment charges	—	4	4	11
Contingent consideration expense (benefit)	(3)	5	(80)	29
Restructuring charges	21	6	37	28
Litigation-related charges (credits)	89	172	285	804
	1,416	1,432	5,170	5,515
Operating income (loss)	319	140	1,285	447

Other income (expense):
Interest expense	(56)	(58)	(229)	(233)
Other, net	(36)	7	(124)	(37)
Income (loss) before income taxes	227	89	933	177
Income tax expense (benefit)	842	(35)	828	(170)
Net income (loss)	$(615)	$124	$104	$347

Net income (loss) per common share - basic	$(0.45)	$0.09	$0.08	$0.26
Net income (loss) per common share - assuming dilution	$(0.45)	$0.09	$0.08	$0.25

Weighted-average shares outstanding
Basic	1,373.3	1,361.9	1,370.1	1,357.6
Assuming dilution	1,373.3	1,381.2	1,392.7	1,377.2

BOSTON SCIENTIFIC CORPORATION
NON-GAAP NET INCOME AND NET INCOME PER COMMON SHARE RECONCILIATIONS
(Unaudited)

	Three Months Ended December 31, 2017
in millions, except per share data	Pre-Tax	Tax Impact (a)	After-Tax	Impact per Share
GAAP net income (loss)	$227	$(842)	$(615)	$(0.45)
Non-GAAP adjustments:
Amortization expense	142	(15)	127	0.09	*
Acquisition-related net charges (credits) (b)	35	(6)	29	0.02	*
Restructuring and restructuring-related net charges (credits) (c)	34	(8)	26	0.02	*
Litigation-related net charges (credits)	89	(39)	50	0.04	*
Investment impairment charges (d)	3	(1)	2	0.00	*
TCJA net charges (e)	—	861	861	0.62	*
Adjusted net income	$530	$(50)	$480	$0.34

*Assumes dilution of 22.1 million shares for the three months ended December 31, 2017 for all or a portion of these non-GAAP adjustments.

	Three Months Ended December 31, 2016
in millions, except per share data	Pre-Tax	Tax Impact (a)	After-Tax	Impact per Share
GAAP net income (loss)	$89	$35	$124	$0.09
Non-GAAP adjustments:
Amortization expense	138	(14)	124	0.09
Intangible asset impairment charges	4	—	4	0.00
Acquisition-related net charges (credits) (f)	41	(7)	34	0.02
Restructuring and restructuring-related net charges (credits) (g)	23	(4)	19	0.01
Litigation-related net charges (credits)	172	(62)	110	0.09
Adjusted net income	$467	$(52)	$415	$0.30

(a) Amounts are tax effected at the company's effective tax rate, unless the amount is a significant unusual or infrequently occurring item in accordance with FASB Accounting Standards Codification section 740-270-30, "General Methodology and Use of Estimated Annual Effective Tax Rate."

(b) In the three months ended December 31, 2017, pre-tax acquisition-related net charges were $35 million, of which $5 million was recorded in cost of products sold, $24 million was recorded in selling, general and administrative expenses, $8 million was recorded in research and development, $3 million was recorded as a benefit to contingent consideration and $2 million of expense was recorded to other, net.

(c) In the three months ended December 31, 2017, pre-tax restructuring charges were $21 million and pre-tax restructuring- related charges were $14 million, of which $10 million was recorded in cost of products sold and $4 million was recorded in selling, general and administrative expenses.

(d) Investment impairment charges are recorded in other, net.
(e) In the three months ended December 31, 2017, a $861 million tax expense was recorded as our estimated one-time net income tax charge resulting from the enactment of the TCJA.
(f) In the three months ended December 31, 2016, pre-tax acquisition-related net charges were $41 million, of which $4 million was recorded in cost of products sold, $27 million was recorded in selling, general and administrative expenses, $5 million was recorded in research and development, and $5 million was recorded as contingent consideration expense.

(g) In the three months ended December 31, 2016, pre-tax restructuring charges were $6 million and pre-tax restructuring- related charges were $17 million, of which $14 million was recorded in cost of products sold and $3 million was recorded in selling, general and administrative expenses.

	Year Ended December 31, 2017
in millions, except per share data	Pre-Tax	Tax Impact (a)	After-Tax	Impact per Share
GAAP net income (loss)	$933	$(828)	$104	$0.08
Non-GAAP adjustments:
Amortization expense	565	(74)	492	0.35
Intangible asset impairment charges	4	—	4	0.00
Acquisition-related net charges (credits) (b)	34	(25)	9	0.01
Restructuring and restructuring-related net charges (credits) (c)	95	(21)	75	0.05
Litigation-related net charges (credits)	285	(113)	172	0.12
Investment impairment charges (d)	56	(20)	36	0.03
TCJA net charges (e)	—	861	861	0.62
Adjusted net income	$1,972	$(220)	$1,752	$1.26

	Year Ended December 31, 2016
in millions, except per share data	Pre-Tax	Tax Impact (a)	After-Tax	Impact per Share
GAAP net income (loss)	$177	$170	$347	$0.25
Non-GAAP adjustments:
Amortization expense	545	(67)	478	0.35
Intangible asset impairment charges	11	(1)	10	0.01
Acquisition-related net charges (credits) (f)	136	(10)	126	0.09
Restructuring and restructuring-related net charges (credits) (g)	78	(17)	61	0.04
Litigation-related net charges (credits)	804	(292)	512	0.37
Adjusted net income	$1,751	$(217)	$1,534	$1.11

(a) Amounts are tax effected at the company's effective tax rate, unless the amount is a significant unusual or infrequently occurring item in accordance with FASB Accounting Standards Codification section 740-270-30, "General Methodology and Use of Estimated Annual Effective Tax Rate."

(b) In the twelve months ended December 31, 2017, pre-tax acquisition-related net charges were $34 million, of which $22 million was recorded in cost of products sold, $58 million was recorded in selling, general and administrative expenses, $23 million was recorded in research and development, $80 million was recorded as a benefit to contingent consideration and $11 million of expense was recorded in other, net.

(c) In the twelve months ended December 31, 2017, pre-tax restructuring charges were $37 million and pre-tax restructuring- related charges were $58 million, of which $45 million was recorded in cost of products sold and $13 million was recorded in selling, general and administrative expenses.

(d) Investment impairment charges are recorded in other, net.
(e) In the twelve months ended December 31, 2017, a $861 million tax expense was recorded as our estimated one-time net income tax charge resulting from the enactment of the TCJA.
(f) In the twelve months ended December 31, 2016, pre-tax acquisition-related net charges were $136 million, of which $43 million was recorded in cost of products sold, $58 million was recorded in selling, general and administrative expenses, $6 million was recorded in research and development and $29 million was recorded as contingent consideration expense.

(g) In the twelve months ended December 31, 2016, pre-tax restructuring charges were $28 million and pre-tax restructuring- related charges were $50 million, of which $34 million was recorded in cost of products sold and $16 million was recorded in selling, general and administrative expenses.

BOSTON SCIENTIFIC CORPORATION
CARDIAC RHYTHM MANAGEMENT (CRM) SALES BY COMPONENT
(Unaudited)

	Three Months Ended		Twelve Months Ended
(in millions)	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Defibrillator systems	$346	$319	$1,305	$1,274
Pacemaker systems	143	154	590	576
CRM products	$488	$473	$1,895	$1,850

BOSTON SCIENTIFIC CORPORATION
SEGMENT, REGIONAL AND BUSINESS NET SALES
(Unaudited)

Q4 2017 Segment Net Sales as compared to Q4 2016

	MedSurg	Cardiovascular	Rhythm Management	Total BSC
Percentage change in net sales, as reported	14.2%	8.7%	5.4%	9.9%
Less: Impact of foreign currency fluctuations	1.4%	1.9%	2.2%	1.8%
Percentage change in net sales, operational	12.8%	6.8%	3.2%	8.1%
Less: Impact of significant acquisitions	1.6%	1.9%	—%	1.3%
Percentage change in net sales, organic	11.2%	4.9%	3.2%	6.8%

Q4 2017 Regional Net Sales as compared to Q4 2016

	U.S.	Europe	AMEA	Emerging Markets
Percentage change in net sales, as reported	8.5%	17.1%	7.7%	15.4%
Less: Impact of foreign currency fluctuations	—%	9.1%	—%	2.3%
Percentage change in net sales, operational	8.5%	8.0%	7.7%	13.1%
Less: Impact of significant acquisitions	1.0%	3.6%	0.1%	0.2%
Percentage change in net sales, organic	7.5%	4.4%	7.6%	12.9%

Q4 2017 Endoscopy and Interventional Cardiology Net Sales as compared to Q4 2016

	Endoscopy	Interventional Cardiology
Percentage change in net sales, as reported	14.8%	8.8%
Less: Impact of foreign currency fluctuations	1.7%	1.9%
Percentage change in net sales, operational	13.1%	6.9%
Less: Impact of significant acquisitions	3.5%	2.8%
Percentage change in net sales, organic	9.6%	4.1%
`

YTD 2017 Endoscopy and Interventional Cardiology Net Sales as compared to YTD 2016

	Endoscopy	Interventional Cardiology
Percentage change in net sales, as reported	12.4%	6.1%
Less: Impact of foreign currency fluctuations	0.1%	—%
Percentage change in net sales, operational	12.3%	6.1%
Less: Impact of significant acquisitions	4.5%	1.7%
Percentage change in net sales, organic	7.8%	4.4%

BOSTON SCIENTIFIC CORPORATION
ESTIMATED REVENUE NON-GAAP GROWTH RATES AND NON-GAAP NET INCOME PER COMMON SHARE RECONCILIATIONS
(Unaudited)

Q1 and Full Year 2018 Estimated Revenue Growth Rates

	Q1 2018 Estimate		Full Year 2018 Estimate
	(Low)	(High)	(Low)	(High)
Estimated GAAP sales growth	7%	9%	7%	8%
Less: Estimated impact of foreign currency fluctuations and significant acquisitions	3%	4%	2%	2%
Estimated sales growth, organic*	4%	5%	5%	6%

*Excludes contribution of approximately 80 basis points for the first quarter and 30 basis points for the full year from Symetis.

Q1 and Full Year 2018 Earnings per Share Guidance

	Q1 2018 Estimate		Full Year 2018 Estimate
	(Low)	(High)	(Low)	(High)
GAAP earnings per share	$0.19	$0.22	$0.93	$0.98

Estimated acquisition-related net charges	0.01	0.01	0.02	0.02
Estimated restructuring and restructuring-related net charges	0.02	0.01	0.07	0.06
Estimated amortization expense	0.08	0.08	0.33	0.33

Adjusted earnings per share	$0.30	$0.32	$1.35	$1.39

Use of Non-GAAP Financial Measures

To supplement our consolidated financial statements presented on a GAAP basis, we disclose certain non-GAAP financial measures, including adjusted net income (earnings) and adjusted net income (earnings) per share that exclude certain amounts, operational net sales, which exclude the impact of changes in foreign currency exchange rates and organic net sales, which exclude the impact of changes in foreign currency exchange rates and the impact of recent acquisitions with significant sales. These non-GAAP financial measures are not in accordance with generally accepted accounting principles in the United States and should not be considered in isolation from or as a replacement for the most directly comparable GAAP financial measures. Further, other companies may calculate these non-GAAP financial measures differently than we do, which may limit the usefulness of those measures for comparative purposes.

To calculate adjusted net income (earnings) and adjusted net income (earnings) per share we exclude certain charges (credits) from GAAP net income, including amortization expense, intangible asset impairment charges, acquisition-related net charges (credits), restructuring and restructuring-related net charges (credits), litigation-related net charges (credits), certain investment impairment charges and the estimated one-time net income tax charge resulting from the enactment of the TCJA in December 2017. Please refer to Part I, Item 2 - Management's Discussion and Analysis of Financial Condition and Results of Operations in our most recent Quarterly Report filed on Form 10-Q with the Securities and Exchange Commission and Part II, Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations in our most recent Annual Report filed on Form 10-K for an explanation of each of these adjustments and the reasons for excluding each item. An explanation of adjustments not previously described in the aforementioned filings are included below:

•
TCJA net charge - These items represent adjustments of certain tax positions as a results of the TCJA, enacted in December 2017. These adjustments, which are estimates, are not indicative of expected on-going operating results. We exclude the impact of this charge from management's assessment of operating performance and from our operating segments' measures of profit and loss used for making operating decisions and assessing performance. Accordingly, management excluded these amounts for the purposes of calculating these non-GAAP financial measures to facilitate an evaluation of our current operating performance and a comparison to our past operating performance.

The GAAP financial measures most directly comparable to adjusted net income and adjusted net income per share is GAAP net income and GAAP net income per share.

To calculate operational net sales, which exclude the impact of changes in foreign currency exchange rates, we convert actual net sales from local currency to U.S. dollars using constant foreign currency exchange rates in the current and prior period. To calculate organic net sales, we remove the impact of recent acquisitions with significant sales from operational net sales. The GAAP financial measure most directly comparable to operational net sales and organic net sales growth rate percentages is growth rate percentages using net sales on a GAAP basis.

Reconciliations of each of these non-GAAP financial measures to the corresponding GAAP financial measure are included in the accompanying schedules.

Management uses these supplemental non-GAAP financial measures to evaluate performance period over period, to analyze the underlying trends in our business, to assess our performance relative to our competitors, and to establish operational goals and forecasts that are used in allocating resources. In addition, management uses these non-GAAP financial measures to further its understanding of the performance of our operating segments. With the exception of the impact of recent acquisitions with significant sales, the adjustments excluded from our non-GAAP financial measures are consistent with those excluded from our operating segments’ measures of net sales and profit or loss. These adjustments are excluded from the segment measures that are reported to our chief operating decision maker that are used to make operating decisions and assess performance.

We believe that presenting adjusted net income and adjusted net income per share, operational net sales and organic net sales, in addition to the corresponding GAAP financial measures, provides investors greater transparency to the information used by management for its operational decision-making and allows investors to see our results “through the eyes” of management. We further believe that providing this information assists our investors in understanding our operating performance and the methodology used by management to evaluate and measure such performance.